UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 06, 2024

Atlas Energy Solutions Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41828	93-2154509
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5918 W. Courtyard Drive Suite 500
Austin, Texas		78730
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (512) 220-1200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	AESI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 6, 2024, Atlas Energy Solutions Inc. (the “Company”) announced the appointment of Blake McCarthy as Chief Financial Officer, to be effective as of May 13, 2024.

Mr. McCarthy, age 39, is a seasoned executive with more than 15 years of experience serving in various oil and gas finance, investing and public company roles. Prior to joining the Company, Mr. McCarthy has spent seven years serving in various operational and financial roles at NOV, Inc., most recently as President of NOV Grant Prideco and Vice President of Corporate Development and Investor Relations, where he exercised oversight of the company’s mergers and acquisitions efforts, strategic initiatives, capital allocation, and investor interactions. Prior to joining NOV, Mr. McCarthy was a principal investor with Citadel Global Equities (“Citadel”), covering the global oil and gas industry with a specific focus on the oilfield services sector. Prior to Citadel, Mr. McCarthy was an investment banker with Simmons & Company International. Mr. McCarthy received an A.B. degree from Princeton University.

Mr. McCarthy and the Company executed an offer letter (the “Offer Letter”) effective April 17, 2024 providing that Mr. McCarthy will receive an annual base salary of $450,000. The Offer Letter also provides that Mr. McCarthy will be eligible for the following additional compensation:

•
participation in the Company’s annual bonus plan, with an award target for 2024 set at 100% of base salary (prorated based on his employment date);
•
a one-time award of restricted stock units valued at $650,000, which will vest in three equal installments beginning on the first anniversary of the grant date, subject to his continued employment and the other terms and conditions set forth in the award agreement and the Atlas Energy Solutions Inc. Long-Term Incentive Plan (the “Plan”);
•
a long-term incentive award in the amount of $1,400,000, to be split equally among restricted stock units and performance share units, which will be subject to his continued employment and the other terms and conditions set forth in the applicable award agreements and the Plan; and
•
continued eligibility to participate in the Plan.

In connection with his appointment to Chief Financial Officer, Mr. McCarthy will also participate in the Company’s management change in control severance plan. The Company also expects to enter into its standard indemnification agreement with Mr. McCarthy in substantially the same form as those entered into with our other officers, which will require the Company, under the circumstances and to the extent provided for therein, to indemnify Mr. McCarthy to the fullest extent permitted under Delaware law against liability that may arise by reason of his service to the Company, and to advance expenses incurred as a result of any proceeding against him as to which he could be indemnified.

There is no arrangement between Mr. McCarthy and any person pursuant to which he was selected to serve as the Company’s Chief Financial Officer. There are no family relationships between Mr. McCarthy and any director, executive officer, or any person nominated or chosen by the Company to become a director or executive officer. Mr. McCarthy has no direct or indirect material interest in any existing or currently proposed transaction that would require disclosure under Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosure.

On May 6, 2024, the Company issued a press release announcing the appointment of Mr. McCarthy as the Company’s Chief Financial Officer, effective as of May 13, 2024. A copy of the press release is attached hereto as Exhibit 99.1.

In accordance with General Instruction B.2. of Form 8-K, the information contained in this Item 7.01 and the accompanying Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release of Atlas Energy Solutions Inc., dated May 6, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLAS ENERGY SOLUTIONS INC.

Date:	May 6, 2024	By:	/s/ John Turner
Name: John Turner Title: President, Chief Executive Officer and Chief Financial Officer